EXHIBIT 10.14

Trico Marine Services, Inc.

Summary of Compensation—Interim Chief Executive Officer

Effective April 8, 2005, Joseph S. Compofelice, Trico Marine Services, Inc.’s Interim Chief Executive Officer, will receive $15,417 in compensation per month for the period in which he serves as Interim Chief Executive Officer. Mr. Compofelice also received 5,000 restricted shares of common stock of Trico Marine Services, Inc. in additional compensation on May 5, 2005.